Exhibit (a)(9)

[THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

To: [EmailAddress]

Subject: Your Stock Option Grants

This statement is being issued to you in order to help you make your decision about whether you wish to tender any or all of your option grants. Please review this information carefully before making your decision. The following statement details the stock option grant(s) that have been issued to you. If you have any questions regarding these grants, please contact Kathy Null at stockadmin@webmethods.com. If you have questions about how to read this statement please refer to the example statement attachment in the plan announcement e-mail.

Employee Name: [EmployeeName]

Grant No: [GrantNumber]                  Plan: [Plan]
Grant Date: [GrantDate]

Exercise Price:	$	[ExercisePrice]

Shares Granted: Shares Exercised: Shares Vested: Shares Unvested: Shares Outstanding: Shares Exercisable:		[Shares] [Shares] [Shares] [Shares] [Shares] [Shares]

The grants listed below this line (which were issued within the last six months) must be surrendered if you elect to surrender any of the grants above this line.

Grant No: [GrantNumber]                  Plan: [Plan]
Grant Date: [GrantDate]

Exercise Price:	$	[ExercisePrice]

Shares Granted: Shares Exercised:		[Shares] [Shares]

Shares Vested: Shares Unvested: Shares Outstanding: Shares Exercisable:	[Shares] [Shares] [Shares] [Shares]

Share Totals:

Shares Granted: Shares Exercised: Shares Vested: Shares Unvested: Shares Outstanding: Shares Exercisable:	[TotalShares] [TotalShares] [TotalShares] [TotalShares] [TotalShares] [TotalShares]